EXHIBIT 99.1

Valerie Mars Appointed to PureCycle’s Board of Directors

Orlando, Fla. – December 18, 2025 – PureCycle Technologies, Inc. (Nasdaq: PCT), a U.S.-based company revolutionizing plastic recycling, announced today the appointment of Valerie Mars to its Board of Directors, effective January 1, 2026. Mars was previously the Senior Vice President and Head of Corporate Development at Mars, Incorporated, a function she led for over 20 years.

Mars is a fourth-generation member of the Mars family, which founded Mars, Incorporated in 1911. She joined Mars in 1992 and spent more than three decades in the company before retiring at the end of 2024. Mars received her bachelor’s degree from Yale University and a master’s degree at the Columbia Business School.

PureCycle CEO Dustin Olson said, “Valerie Mars has been a strong advocate for sustainable business practices and, along with her generation of family members helped drive initiatives within Mars like their ‘Sustainable in a Generation’ plan. This initiative is helping reduce the company’s use of virgin plastics and reduce their carbon footprint.” Olson added, “Her desire to drive sustainability and familiarity with scaling business operations perfectly aligns with PureCycle’s core mission.”

Mars said, “I’ve been a lifelong advocate for advancing noble causes, and it’s great to have the opportunity to serve the mission of this company. It was great to witness sustainability in action at the Ironton Facility and to see how this innovative technology can give curbside waste a new life. As a champion of sustainability I look forward to helping guide PureCycle into the next phase of their growth.”

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PureCycle Contact

Christian Bruey

cbruey@purecycle.com

Investor Relations Contact

Eric DeNatale

edenatale@purecycle.com

About PureCycle Technologies

PureCycle Technologies LLC., a subsidiary of PureCycle Technologies, Inc., holds a global license for the only patented dissolution recycling technology, developed by The Procter & Gamble Company (P&G), that is designed to transform polypropylene plastic waste (designated as #5 plastic) into a continuously renewable resource. The unique purification process removes color, odor, and other impurities from #5 plastic waste resulting in our PureFive™ resin that can be recycled and reused multiple times, changing our relationship with plastic. www.purecycle.com